Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128273, 333-66048, 333-62278 and 333-178044 on Form S-8 and Registration Statement Nos. 333-200190 and 333-200956 on Form S-3 of our reports dated February 20, 2015, relating to the consolidated financial statements and financial statement schedules of American Electric Power Company, Inc. and subsidiary companies (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 20, 2015